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Exhibit 24.1

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below and in such capacity listed below hereby constitutes and appoints Louis Morin, Vice President and Chief Financial Officer and Denis Sabourin, Vice President and Corporate Controller of Quebecor Media Inc., a company under the laws of Québec, and each of them, with full powers to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement on Form F-4 for the registration of $700,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2016 of Quebecor Media (the "Registration Statement") and any amendments (including, without limitation, post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission, all with the same force and effect as though he or she had manually signed such Registration Statement.

Name and Signature	Title	Date

/s/ Serge Gouin Serge Gouin	Chairman of the Board of Directors and Chairman of the Compensation Committee	November 19, 2007
/s/ Érik Péladeau Érik Péladeau	Vice Chairman of the Board of Directors	November 19, 2007
/s/ Jean La Couture Jean La Couture	Director and Chairman of the Audit Committee	November 19, 2007
/s/ A. Michel Lavigne A. Michel Lavigne	Director	November 19, 2007
/s/ Samuel Minzberg Samuel Minzberg	Director	November 19, 2007
/s/ Brian Mulroney The Right Honourable Brian Mulroney	Director	November 19, 2007
/s/ Jean Neveu Jean Neveu	Director	November 19, 2007
/s/ Normand Provost Normand Provost	Director	November 19, 2007

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POWER OF ATTORNEY